Exhibit 14

Fahn Kanne & Co. Head Office 32 Hamasger Street Tel-Aviv 6721118, ISRAEL PO Box 36172, 6136101 T +972 3 7106666 F +972 3 7106660 www.gtfk.co.il

CONSENT OF INDEPENDENT
REGISTERED PUBLIC ACCOUNTING FIRM

We have issued our reports dated April 26, 2021, with respect to the consolidated financial statements and internal control over financial reporting included in the Annual Report of Ituran Location and Control Ltd. on Form 20-F for the year ended December 31, 2020. We consent to the incorporation by reference of said reports in the Registration Statement of Ituran Location and Control Ltd. on Form F-3 (File No. 333-222289).

/s/ FAHN KANNE & CO. GRANT THORNTON ISRAEL

Tel-Aviv, Israel
April 26, 2021